Exhibit 4.1

FOURTH SUPPLEMENTAL INDENTURE

FOURTH SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”) dated as of April 23, 2010, among PAETEC Holding Corp., a Delaware corporation (the “Issuer”), PAETEC Realty LLC, a New York limited liability company (“PAETEC Realty”), and U.S. Energy Partners LLC, a New York limited liability company (“U.S. Energy”), each of PAETEC Realty and U.S. Energy a subsidiary of the Issuer (collectively, the “New Guarantors”), and The Bank of New York Mellon (formerly known as The Bank of New York), as trustee under the indenture referred to below (the “Trustee”).

RECITALS

WHEREAS, the Issuer and certain of its Subsidiary Guarantors have heretofore executed and delivered to the Trustee an Indenture, dated as of July 10, 2007 (as supplemented by the First Supplemental Indenture, the Second Supplemental Indenture and the Third Supplemental Indenture referred to below, the “Indenture”), providing for an initial issuance of an aggregate principal amount of $300,000,000 of the Issuer’s 9.5% Senior Notes due 2015 (the “Notes”) and Subsidiary Guarantees of the Notes by the Subsidiary Guarantors, and the Issuer and other Subsidiary Guarantors have heretofore executed and delivered to the Trustee a First Supplemental Indenture, dated as of September 25, 2007 (the “First Supplemental Indenture”), a Second Supplemental Indenture, dated as of February 8, 2008 (the “Second Supplemental Indenture”), and a Third Supplemental Indenture, dated as of December 18, 2009 (the “Third Supplemental Indenture”), each providing for Subsidiary Guarantees of the Notes by the Subsidiaries party thereto;

WHEREAS, Sections 4.19 and 10.03 of the Indenture provide that the Issuer is required to use commercially reasonable efforts to cause its current and future Restricted Subsidiaries that are eligible to be Subsidiary Guarantors under the definition thereof in the Indenture to execute and deliver to the Trustee a supplemental indenture pursuant to which such Restricted Subsidiaries shall, jointly and severally with the other Subsidiary Guarantors, fully and unconditionally guarantee the payment and performance of the Notes and the other obligations set forth in Section 10.01 of the Indenture, subject to Article Ten of the Indenture;

WHEREAS, the New Guarantors are Restricted Subsidiaries and are eligible to guarantee the Notes;

WHEREAS, this Supplemental Indenture executed pursuant to Sections 4.19 and 10.03 of the Indenture shall evidence the Subsidiary Guarantee of the New Guarantors set forth in Section 10.01 of the Indenture;

WHEREAS, pursuant to Section 4.19, Section 9.01 and Section 10.03 of the Indenture, the Trustee, the Issuer and the New Guarantors are authorized to execute and deliver this Supplemental Indenture and the New Guarantors are authorized to execute and deliver the Subsidiary Guarantees;

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

1.    Capitalized Terms. Capitalized terms used in this Supplemental Indenture (including the recitals hereto) without definition shall have the meanings set forth in the Indenture.

2.    Agreement to Guarantee. Subject to Article Ten of the Indenture, each New Guarantor hereby agrees, jointly and severally with the other Subsidiary Guarantors, to guarantee fully and unconditionally to each Holder of a Note and to the Trustee and its successors and assigns the payment and performance of the Notes and the other obligations set forth in Section 10.01 of the Indenture and to be bound by all other applicable provisions of the Indenture and the Notes. Each New Guarantor acknowledges and agrees, pursuant to Section 10.03 of the Indenture, that, upon its execution and delivery of this Supplemental Indenture, such New Guarantor shall be deemed to be a Subsidiary Guarantor for all purposes of the Indenture (including, without limitation, for purposes of Article Ten thereof).

3.    Ratification of Indenture; Supplemental Indenture Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

4.    Trustee’s Disclaimer. The Trustee makes no representation or warranty as to the validity or sufficiency of this Supplemental Indenture. The recitals and the statements herein are deemed to be those of the Issuer and the New Guarantors and not of the Trustee.

5.    Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK. THE ISSUER, THE NEW GUARANTORS AND THE TRUSTEE AGREE TO SUBMIT TO THE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS SECOND SUPPLEMENTAL INDENTURE.

6.    Successors. All agreements of the New Guarantors in this Supplemental Indenture shall bind its successors.

7.    Counterparts. This Supplemental Indenture may be executed in two or more counterparts, all of which shall be considered one and the same agreement.

8.    Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction thereof.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first written above.

The New Guarantors

PAETEC Realty LLC

By:	/s/ Mary K. O’Connell
Name: Title:	Mary K. O’Connell Senior Vice President, General Counsel and Secretary

U.S. Energy Partners LLC

By:	/s/ Mary K. O’Connell
Name: Title:	Mary K. O’Connell Senior Vice President, General Counsel and Secretary

The Issuer

PAETEC Holding Corp.

By:	/s/ Mary K. O’Connell
Name: Title:	Mary K. O’Connell Senior Vice President, General Counsel and Secretary

The Trustee

The Bank of New York Mellon

By:	/s/ Thomas J. Provenzano
Name: Title:	Thomas J. Provenzano Vice President

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